Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.15 PER UNIT

Distribution 6% Higher Than Second Quarter 2010

HOUSTON, July 20, 2011 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.15 ($4.60 annualized) payable on Aug. 12, 2011, to unitholders of record as of Aug. 1, 2011.  The distribution represents a 6 percent increase over the second quarter 2010 cash distribution per unit of $1.09 ($4.36 annualized).  KMP has increased the distribution six consecutive quarters and 41 times since current management took over in February of 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a solid second quarter and through the first six months of the year we are slightly ahead of our published annual budget.  For the first two quarters, total segment earnings before DD&A were $1.73 billion, up 6 percent from the first half of 2010.  Given our solid asset performance, along with current oil prices and interest rates, we are on pace to generate cash flow well above our annual budget of $37 million in ‘excess cash flow’ (cash flow in excess of that required to cover per unit distributions).  We previously announced that KMP is expected to declare cash distributions of $4.60 per unit for 2011, which would be a 4.5 percent increase over 2010, and we expect to meet or exceed that target.  We continue to see exceptional growth opportunities in the midstream energy sector, particularly in the natural gas shale plays and in the coal export business.  With our large footprint of assets in North America, we believe that KMP is well positioned to capitalize on these opportunities and further grow the company.”
KMP reported second quarter distributable cash flow before certain items of $323.5 million, basically flat to $322.3 million for the comparable period in 2010.  Distributable cash flow per unit before certain items was $1.01 compared to $1.06 for the second quarter last year.  Second quarter net income before certain items was $393.1 million, up 7 percent from $369.3 million for the same period in 2010.  Including certain items, net income was $231.9 million compared to $365.1 million for the second quarter of 2010.  Certain items totaled
(more)

KMP – 2Q Earnings	Page 2
a net loss of $161.2 million versus a net loss of $4.2 million for the same period last year.  The primary certain item related to legal reserve adjustments due to ongoing rate case litigation involving the company’s West Coast products pipelines.  Any resulting refunds are not expected to have any impact on KMP’s distributions to unitholders or Kinder Morgan, Inc.’s (NYSE: KMI) dividends to shareholders.
For the first six months, KMP produced distributable cash flow before certain items of $705.7 million versus $676 million for the first two quarters of 2010.  Distributable cash flow per unit before certain items was $2.21 compared to $2.24 for the first six months last year.  Net income before certain items was $816.6 million versus $752.4 million for the same period in 2010.  Including certain items, net income was $572.8 million compared to $592.5 million for the first two quarters last year.
Overview of Business Segments
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $174.8 million, down from $181.1 million for the comparable period in 2010.  Excluding the impact of an inventory adjustment in the second quarter of 2010, this segment would have been up 3 percent over the same period last year.  Products Pipelines is currently expected to come in close to its published annual budget of 6 percent growth.
“The Cochin pipeline system, our West Coast terminals and Plantation Pipe Line Company delivered stronger results than in the second quarter of 2010,” Kinder said, “while Central Florida Pipeline lagged quarter over quarter due to persistent weak demand and a competing terminal coming into service.”  Highlights in the second quarter included KMP’s announcement that it will invest $220 million to build a crude/condensate pipeline from the Eagle Ford Shale to the Houston Ship Channel (see the other news section in this release for more information).  Additionally, KMP entered into multi-year, firm commitments with customers that will enable the company to expand its biodiesel blending capabilities to supply terminals that are connected to the company’s Plantation and Central Florida pipelines.
Total refined products volumes decreased 1.3 percent for the second quarter versus the same period last year with nearly half the downturn related to the Central Florida system.  Overall gasoline volumes (including transported ethanol on the Central Florida Pipeline) were down 3.7 percent and diesel volumes were down 3.4 percent due to the lagging economic
(more)

KMP – 2Q Earnings	Page 3
recovery and higher product prices.  Jet fuel volumes were up 11.5 percent, attributable to solid commercial volumes primarily in Arizona and Nevada (up by 9.6 percent) and an increase in military jet volumes (up 23.9 percent) compared to the second quarter of 2010.  This segment also handled 7.7 million barrels of ethanol in the second quarter, up 2 percent from the same period last year.
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $191.0 million, up 3 percent from $185.1 million for the comparable period of 2010, and is currently expected to be well above its annual budget of 8 percent growth due to the acquisition of assets from Petrohawk.
“Growth in the second quarter was driven by contributions from KinderHawk (the natural gas gathering and treating business in the Haynesville Shale that was formed in the second quarter last year), the Fayetteville Express Pipeline (which began full service Jan. 1, 2011), good results from our Casper-Douglas processing assets and expansion of the Midcontinent Express Pipeline (completed in June of 2010),” Kinder said.  Compared to the same period last year, this segment was impacted by lower transport revenues and fuel recoveries at Kinder Morgan Interstate Gas Transmission, higher property taxes and expenses at Rockies Express and an adverse regulatory decision on fuel recoveries at Trailblazer.
Overall segment transport volumes were up 16 percent in the second quarter versus the same period last year due to the Fayetteville Express Pipeline coming online and solid transport volumes on the Texas intrastate pipeline system.  Sales volumes on the Texas intrastates declined, however, compared to the second quarter of 2010.
The CO2 business reported second quarter segment earnings before DD&A and certain items of $268.2 million, up 11 percent from $241.5 million for the same period in 2010, and given current oil prices, is on track to exceed its published annual budget of 14 percent growth.
“Growth in the second quarter compared to the same period last year was attributable to higher oil prices and higher NGL prices,” Kinder said.  “Higher oil prices more than offset the expected lower volumes year over year in the second quarter, as the realized average weighted oil price was about $10 per barrel higher for the second quarter than it was in the comparable period last year.”
Oil production was lower at the SACROC Unit (28.4 thousand barrels per day (MBbl/d)
(more)

KMP – 2Q Earnings	Page 4
versus 29.1 MBbl/d) compared to the second quarter of 2010, but just slightly below plan.  At the Yates Field production was down (21.8 MBbl/d versus 24.3 MBbl/d) compared to the same period last year, and also just slightly below plan.  At the Katz Field, the production response from the recently initiated enhanced oil recovery activities remains slower than planned, but is within the range of modeled outcomes.  Katz is now expected to realize an incremental 250 to 300 barrels per day of oil production this year, down from the beginning of the year projection of over 1,000 incremental barrels per day.
Gross NGL production from the Snyder Gasoline Plant increased by more than 4 percent compared to the second quarter of 2010 (16.2 MBbl/d versus 15.3 MBbl/d) and the plant set a record in June producing almost 17.3 MBbl/d.  However, KMP’s net volumes declined compared to the same period last year (8.3 MBbl/d versus 9.7 MBbl/d) due to a contractual reduction in KMP’s net interest in the NGL production from the plant.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $69.37 versus $59.58 for the same period in 2010.  The realized weighted average NGL price per barrel for the quarter, allocating none of the hedges to NGLs, was $66.67 compared to $48.67 for the same period last year.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $166.0 million, up 4 percent from $159.0 million for the comparable period in 2010, and on target to meet or be slightly below its published annual budget target of 10 percent growth.
“Growth in this segment compared to the second quarter of 2010 was evenly split between organic sources and acquisitions,” Kinder said.  “Acquisitions that contributed to growth quarter over quarter included the Watco rail transaction (December 2010), and the recent purchase of the Port Arthur, Texas, terminal (June 2011) that handles petcoke for the Total refinery.”  Internal growth was led by strong results at the company’s Pasadena terminal on the Houston Ship Channel, reflecting higher rates on contract renewals and incremental storage tank capacity coming online.  The company also realized a 12 percent increase in coal volumes
(more)

KMP – 2Q Earnings	Page 5
handled versus the second quarter of 2010.
For the second quarter, this segment handled 13.7 million barrels of ethanol, down from 14.6 million barrels for the comparable period last year.  Combined, the terminals and products pipelines business segments handled about 21.4 million barrels of ethanol compared to 22.2 million barrels in the second quarter of 2010.  For the first two quarters of this year, the terminals and products pipelines business segments combined handled about 44.3 million barrels of ethanol, almost flat to the comparable period a year ago.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $51.4 million, up 17 percent from $43.9 million for the same period in 2010, and is currently expected to come in above its published annual budget of 6 percent growth.  “Growth in the second quarter compared to the same period last year was attributable to a new toll agreement on the Trans Mountain pipeline, increased crude deliveries into Washington state and the appreciation of the Canadian dollar,” Kinder said.
2011 Outlook
KMP previously announced that it expects to declare cash distributions of $4.60 per unit for 2011, a 4.5 percent increase over the $4.40 per unit it distributed for 2010, and the company is on track to meet or exceed that target.  “KMP’s stable and diversified assets continue to grow and increase cash flow in all types of market conditions,” Kinder said.
KMP’s budget assumed an average WTI crude oil price of approximately $89 per barrel in 2011, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee-based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2011, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $5 million, or less than 0.2 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMR also expects to declare distributions of at least $4.60 per share for 2011.
(more)

KMP – 2Q Earnings	Page 6
Other News
Products Pipelines

•
KMP is investing approximately $220 million to build a new crude/condensate pipeline with a capacity of approximately 300,000 barrels per day (bpd) that will initially transport 50,000 bpd of condensate for Petrohawk from its production area in the Eagle Ford Shale to the Houston Ship Channel.  The crude/condensate pipeline will consist of about 61 miles of new-build construction and 109 miles of existing natural gas pipeline that is being converted.  The pipeline will originate near Cuero, Texas, and extend to the Houston Ship Channel where it will initially deliver condensate to multiple terminaling facilities with access to local refineries, petrochemical plants and docks.  The new pipeline is expected to be in service in the second quarter of 2012.  The company is in the advanced stage of discussions with other producers, which are expected to result in substantial additional throughput agreements.

•
KMP’s expansion at its Carson Terminal in California continues to run ahead of schedule.  The approximately $77 million project will further increase storage capacity by adding seven new tanks with a capacity of 560,000 barrels for refined petroleum products.  The first two tanks are expected to be in service in November of 2011 with the remaining five tanks scheduled to be in service in late 2013 and early 2014.  Six of the seven tanks have been leased under a long-term agreement with a major oil company.

•
Construction of KMP’s approximately $48 million expansion project at the Travis Air Force Base in northern California is also running ahead of schedule.  The company expects two of the three 150,000-barrel storage tanks under construction to begin service in December of 2011, with the third tank coming online in March of 2012.  All three tanks will store military jet fuel.  The company completed building a 1.6-mile, 16-inch pipeline that connects the new tank farm to its Sacramento main line in the fourth quarter of 2010.

Natural Gas Pipelines

•
On July 1, KMP closed on its agreement to pay approximately $836 million in cash and assume about $77 million in debt to purchase Petrohawk Energy Corporation’s 50 percent interest in KinderHawk Field Services, the natural gas gathering, treating and services provider in the Haynesville Shale in Louisiana, and a 25 percent interest in Petrohawk’s natural gas and condensate gathering business in the Eagle Ford Shale in South Texas.  KMP now owns 100 percent of KinderHawk, which has more than 400 miles of pipelines with approximately 2 billion cubic feet (Bcf) per day of capacity and throughput that recently rose to more than 1 Bcf per day.  EagleHawk Field Services LLC, the new KMP-Petrohawk joint venture in the Eagle Ford, includes 280 miles of gas gathering lines and 122 miles of gas condensate gathering lines.  As previously disclosed, from an accounting perspective, because KMP paid less for the second half of the Haynesville assets than it paid for the first half, the partnership will take a third quarter non-cash write down of the carrying value of the first half of the Haynesville assets estimated to be approximately $170 million.  From an economic perspective, KMP expects to earn an attractive return well in excess of the company’s cost of capital on the total investment in the Haynesville and the other components of this transaction.

(more)

KMP – 2Q Earnings	Page 7
•

Eagle Ford Gathering, a 50/50 joint venture between KMP and Copano Energy, entered into three long-term agreements in the second quarter and has now contracted for a total of 550,000 MMBtu per day of Eagle Ford Shale natural gas production.  Two of the recent agreements provide transportation, processing and fractionation services to Petrohawk Energy and Rosetta Resources Operating LP.  Additionally, the joint venture entered into an agreement with Williams Partners L.P. to process production at Williams’ Markham processing plant in Matagorda County, Texas.  Currently, the joint venture expects to have about 400 miles of pipelines with capacity to gather and process over 700,000 MMBtu per day, all of which is expected to be subscribed by the end of the third quarter.  Including its 50 percent equity interest in the joint venture, KMP’s Natural Gas segment (not including the crude/condensate pipeline noted above) has committed $195 million to expansion projects in the Eagle Ford Shale play.

•
KMP’s Texas intrastate pipeline group extended a storage and transportation agreement with Calpine Corporation to provide 300,000 MMBtu per day of transport capacity and 4 Bcf of storage capacity.  Calpine will use the gas to power seven of its electricity generating facilities in Texas.  The new 10-year contract replaces a previous 10-year agreement that expired on July 1.

•
KMIGT reached a settlement in principle in the first quarter with its shippers and the Federal Energy Regulatory Commission on its Section 5 rate case.  The settlement has now been approved by the Administrative Law Judge handling the case and is awaiting final approval from the full Commission, which is anticipated to occur during the third quarter.  Pending approval, the settlement will have a full-year impact on KMP of less than $10 million.  For 2011, the impact will be even less because the settlement will only be in effect for a partial year.

CO2

•
KMP has activated 12 patterns at its new CO2 flood at the Katz Field in the Permian Basin of West Texas.  The flood is part of an approximately $230 million project that is expected to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years at the Katz Field.  The project also includes the recently completed 91-mile, 10-inch diameter Eastern Shelf Pipeline, which delivers CO2 to the Katz Field as well as to third-party customers in the region who use CO2 for enhanced oil recovery.

•
For the first six months of the year, CO2 production in southwest Colorado was consistent with 2010 and this year’s budget of 1.3 Bcf per day, and is expected to meet or exceed budget for the second half of the year.  There continues to be strong demand for CO2 for enhanced oil recovery and the company is pursuing additional expansion opportunities in southwestern Colorado to produce more CO2.

Terminals

•
KMP continues to experience strong demand to handle export coal.  The company is in advanced discussions with several different parties and is optimistic that it will obtain commitments in the near future that will enable it to significantly expand existing terminals to handle incremental coal volumes.  In the first quarter, KMP announced that it had entered into an agreement with a large western coal producer to handle up to 2.2 million tons of

(more)

KMP – 2Q Earnings	Page 8

Colorado coal annually at its Houston bulk terminal located on the Houston Ship Channel.  KMP began receiving coal by unit trains at its Houston Bulk Terminal in June and is investing about $18 million to increase the terminal’s coal-handling capability by adding rail and conveying equipment, and outbound equipment needed to load coal onto ships.

•
As previously announced, KMP formed a crude oil joint venture with Deeprock Energy Resources and Mercuria Energy Trading in Cushing, Okla.  KMP is investing approximately $25 million for a 50 percent stake in an existing crude oil tank farm that has storage capacity of 1 million barrels and for the construction of three new storage tanks that will have an incremental storage capacity of 750,000 barrels.  The new tanks are expected to be in service in the fourth quarter of 2011.

•
KMP will invest an incremental $6 million at its Deepwater Terminal (DPRT) in Deer Park, Texas, to add additional ethanol handling and storage capabilities to the facility.  The expansion includes building a second 80,000-barrel storage tank and related facilities.  The company expects the project to be completed in the first quarter of 2012.  In the first quarter this year, KMP completed construction of DPRT and related ethanol handling assets at its Pasadena Terminal located along the Houston Ship Channel.  The $19 million project included building a new ethanol unit-train facility with space for multiple unit trains, an offloading rail rack for unit trains of approximately 100 railcars, and an 80,000-barrel storage tank.  KMP also extended an existing pipeline by 2.4 miles so that ethanol can be moved from DPRT to its Pasadena terminal for either storage or blending at the truck rack.  The projects are supported by long-term customer contracts.

•
Kinder Morgan is investing approximately $14 million to expand its Philadelphia, Pa., terminal to provide storage and handling services to accommodate a large chemical company.  The project, secured with a five-year agreement, involves upgrades of existing tank and pipeline systems as well as the installation of a new marine flare unit.

Financings

•
KMP continues to have good access to the capital markets.  The company issued 7.7 million units and raised approximately $561.1 million through a second quarter equity offering to be used in part to fund the acquisition from Petrohawk.  Additionally, KMP sold common units valued at approximately $82.9 million under its at-the-market program.  Year-to-date, KMP has raised approximately $726.5 million through equity offerings and its at-the-market program.

•	On July 1, KMP amended and upsized its credit facility from $2 billion to $2.2 billion and extended the maturity of the credit facility to July 1, 2016, with improved pricing.

Board of Directors

•
C. Berdon Lawrence resigned from the KMP board of directors effective today.  Mr. Lawrence resigned because of an investment he made in a small family business that serves KMP.  He is being replaced by Ted A. Gardner.  “I want to thank Berdon for his dedicated and outstanding service and welcome Ted to the KMP board,” Kinder said.  Gardner has been a managing partner of Silverhawk Capital Partners in Charlotte, N.C., since 2005.  He was a director of Kinder Morgan, Inc. from 1999 to 2007 and was a director of

(more)

KMP – 2Q Earnings	Page 9
Encore Acquisition Company from 2001 to 2010. Gardner is currently a director of Summit Materials Holdings and Spartan Energy Partners.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.15 distribution ($4.60 annualized) payable on Aug. 12, 2011, to shareholders of record as of Aug. 1, 2011.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $33 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI and KMP constitute the largest midstream energy entity in the United States with an enterprise value of over $55 billion.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

CONTACTS
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic
(more)

KMP – 2Q Earnings	Page 10

cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express, Eagle Ford and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before
(more)

KMP – 2Q Earnings	Page 11

DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$2,019.3	$1,961.5	$4,012.1	$4,091.1

Costs, Expenses and Other
Operating expenses	1,362.8	1,165.5	2,487.1	2,635.0
Depreciation, depletion and amortization	229.4	223.2	451.2	450.5
General and administrative	97.4	93.4	286.6	194.5
Taxes, other than income taxes	53.3	41.1	101.9	86.2
Other expense (income)	(13.8)	(5.3)	(14.0)	(6.6)
	1,729.1	1,517.9	3,312.8	3,359.6
Operating income	290.2	443.6	699.3	731.5

Other income (expense)
Earnings from equity investments	76.4	55.2	141.3	101.9
Amortization of excess cost of equity investments	(1.6)	(1.5)	(3.1)	(2.9)
Interest, net	(124.4)	(116.9)	(251.1)	(228.4)
Other, net	6.4	(2.3)	8.0	4.4

Income before income taxes	247.0	378.1	594.4	606.5

Income taxes	(15.1)	(13.0)	(21.6)	(14.0)

Net income	231.9	365.1	572.8	592.5

Net income attributable to Noncontrolling Interests	(1.4)	(3.9)	(4.5)	(6.0)

Net income attributable to KMP	$230.5	$361.2	$568.3	$586.5

Calculation of Limited Partners’ interest in net income (loss) attributable to KMP
Income attributable to KMP	$230.5	$361.2	$568.3	$586.5
Less: General Partner’s interest	(292.2)	(92.5)	(572.8)	(341.7)
Limited Partners’ interest in net income (loss)	$(61.7)	$268.7	$(4.5)	$244.8

Limited Partners’ net income (loss) per unit
Net income (loss)	$(0.19)	$0.88	$(0.01)	$0.81
Weighted average units outstanding	321.4	304.5	319.3	301.7

Declared distribution / unit	$1.15	$1.09	$2.29	$2.16

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$20.7	$165.2	$201.2	$171.6
Natural Gas Pipelines	181.3	185.0	403.9	405.6
CO2	266.4	249.4	528.4	502.6
Terminals	170.3	165.5	344.7	316.0
Kinder Morgan Canada	53.6	43.9	101.5	88.9
	$692.3	$809.0	$1,579.7	$1,484.7

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$174.8	$181.1	$355.1	$345.0
Natural Gas Pipelines	191.0	185.1	413.6	404.4
CO2	268.2	241.5	526.5	489.3
Terminals	166.0	159.0	336.3	309.9
Kinder Morgan Canada	51.4	43.9	99.3	88.9
Total	$851.4	$810.6	$1,730.8	$1,637.5

Segment DD&A and amortization of excess investments
Products Pipelines	$27.3	$26.1	$54.1	$51.3
Natural Gas Pipelines	32.1	30.8	64.0	61.3
CO2	109.8	111.4	213.3	230.2
Terminals	47.8	45.7	95.3	89.3
Kinder Morgan Canada	14.0	10.7	27.6	21.3
Total	$231.0	$224.7	$454.3	$453.4

Segment earnings contribution
Products Pipelines (1)	$147.5	$155.0	$301.0	$293.7
Natural Gas Pipelines (1)	158.9	154.3	349.6	343.1
CO2 (1)	158.4	130.1	313.2	259.1
Terminals (1)	118.2	113.3	241.0	220.6
Kinder Morgan Canada (1)	37.4	33.2	71.7	67.6
General and administrative (1) (2)	(97.9)	(93.0)	(199.0)	(192.2)
Interest, net (1) (3)	(129.4)	(123.6)	(260.9)	(239.5)
Net income before certain items	393.1	369.3	816.6	752.4
Certain items
Allocated non-cash long-term compensation	-	(1.3)	(2.8)	(2.7)
Allocated non-cash employee growth share plan expense	1.1	-	(81.5)	-
Acquisition costs (4)	(0.6)	(1.0)	(1.1)	(2.0)
Legal & environmental expenses (5)	(1.2)	-	(1.8)	(1.6)
Legal reserves (6)	(165.0)	-	(165.0)	(158.0)
Mark to market and ineffectiveness of certain hedges (7)	(1.8)	7.8	1.9	14.1
Insurance deductible, casualty losses and reimbursements (8)	3.1	6.5	1.1	6.1
Gain (loss) on sale of assets and asset disposition expenses (9)	13.0	(15.5)	15.2	(15.5)
Prior period asset write-off (10)	(9.7)	-	(9.7)	-
Other (11)	(0.1)	(0.7)	(0.1)	(0.3)
Sub-total certain items	(161.2)	(4.2)	(243.8)	(159.9)
Net income	$231.9	$365.1	$572.8	$592.5
Less: General Partner’s interest in net income (12)	(292.2)	(92.5)	(572.8)	(341.7)
Less: Noncontrolling Interests in net income	(1.4)	(3.9)	(4.5)	(6.0)
Limited Partners’ net income (loss)	$(61.7)	$268.7	$(4.5)	$244.8

Net income attributable to KMP before certain items	$389.3	$365.3	$808.6	$744.0
Less: General Partner’s interest in net income before certain items (12)	(293.8)	(92.6)	(575.2)	(343.3)
Less: General Partner ICT impact	-	(166.6)	-	(166.6)
Limited Partners’ net income before certain items	95.5	106.1	233.4	234.1
Depreciation, depletion and amortization (13)	274.8	258.8	541.7	519.2
Book (cash) taxes - net	(0.1)	3.9	10.1	2.3
Express, Endeavor & Eagle Ford contribution	2.6	1.2	5.7	0.8
Sustaining capital expenditures (14)	(49.3)	(47.7)	(85.2)	(80.4)
DCF before certain items	$323.5	$322.3	$705.7	$676.0

Net income / unit before certain items	$0.30	$0.35	$0.73	$0.78
DCF / unit before certain items	$1.01	$1.06	$2.21	$2.24
Weighted average units outstanding	321.4	304.5	319.3	301.7

____________
Notes ($ million)
(1)	Excludes certain items:
2Q 2010 - Products Pipelines $(15.9), Natural Gas Pipelines $(0.1), CO2 $7.9, Terminals $6.5, general and administrative expense $(2.4), interest expense $(0.2)
YTD 2010 - Products Pipelines $(173.4), Natural Gas Pipelines $1.2, CO2 $13.3, Terminals $6.1, general and administrative expense $(6.5), interest expense $(0.6)
2Q 2011 - Products Pipelines $(154.1), Natural Gas Pipelines $(9.7), CO2 $(1.8), Terminals $4.3, KMC $2.2, general and administrative expense $(1.9), interest expense $(0.2)
YTD 2011 - Products Pipelines $(153.9), Natural Gas Pipelines $(9.7), CO2 $1.9, Terminals $8.4, KMC $2.2, general and administrative expense $(92.3), interest expense $(0.4).
(2)	General and administrative expense includes income tax that is not allocable to the segments: 2Q 2010 - $2.0, YTD 2010 - $4.2 and 2Q 2011 - $2.4, YTD 2011 - $4.7.
(3)	Interest expense excludes interest income that is allocable to the segments: 2Q 2010 - $6.9, YTD 2010 - $11.7 and 2Q 2011 - $5.2, YTD 2011 - $10.2.
(4)	Acquisition expense items related to closed acquisitions. Under prior accounting standards, these expenses would have been capitalized.
(5)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(6)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines. .
(7)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(8)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.
(9)	Gain or loss on sale of assets, expenses related to the preparation of assets for sale and, when applicable, the revaluation of remaining interest to fair value.
(10)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.
(11)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
(12)	General Partner’s interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $5.3 2Q and YTD 2010 and $7.1 in 2Q and $14.2 YTD 2011.
(13)
Includes Kinder Morgan Energy Partner’s (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), KinderHawk (2011), Cypress (2011), and Fayetteville Express (FEP 2011) DD&A: 2Q 2010 - $34.1, YTD 2010 $65.8 and 2Q 2011 - $43.8, YTD 2011 - $87.4.

(14)	Includes KMP share of REX, MEP, FEP, KinderHawk (2011), and Cypress (2011) sustaining capital expenditures of $0.1 in 2Q 2010, $0.1 YTD 2010, and $1.9 in 2Q 2011, $2.5 YTD 2011.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	69.5	73.0	135.1	141.1
Diesel	27.9	28.3	53.1	51.7
Jet Fuel	22.4	20.7	42.3	40.4
Sub-Total Refined Product Volumes - excl. Plantation	119.8	122.0	230.5	233.2
Plantation (MMBbl)
Gasoline	30.1	30.4	60.4	56.1
Diesel	9.0	10.0	20.4	19.4
Jet Fuel	6.8	5.5	12.5	10.6
Sub-Total Refined Product Volumes - Plantation	45.9	45.9	93.3	86.1
Total (MMBbl)
Gasoline (1)	99.6	103.4	195.5	197.2
Diesel	36.9	38.3	73.5	71.1
Jet Fuel	29.2	26.2	54.8	51.0
Total Refined Product Volumes	165.7	167.9	323.8	319.3
NGL’s (2)	5.6	5.7	12.2	11.6
Total Delivery Volumes (MMBbl)	171.3	173.6	336.0	330.9
Ethanol (MMBbl) (3)	7.7	7.6	15.0	14.8

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	734.6	634.7	1,429.0	1,267.0
Sales Volumes (Bcf)	192.4	199.0	383.6	388.0

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.3	1.3	1.3	1.3
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	28.4	29.1	28.6	29.5
Sacroc Oil Production - Net (MBbl/d) (7)	23.7	24.2	23.9	24.6
Yates Oil Production - Gross (MBbl/d) (6)	21.8	24.3	21.8	24.9
Yates Oil Production - Net (MBbl/d) (7)	9.7	10.8	9.7	11.1
Katz Oil Production - Gross (MBbl/d) (6)	0.3	0.3	0.2	0.3
Katz Oil Production - Net (MBbl/d) (7)	0.2	0.3	0.2	0.3
NGL Sales Volumes (MBbl/d) (8)	8.4	10.1	8.3	9.9
Realized Weighted Average Oil Price per Bbl (9) (10)	$69.37	$59.58	$69.07	$60.05
Realized Weighted Average NGL Price per Bbl (10)	$66.67	$48.67	$63.83	$51.78

Terminals
Liquids Leasable Capacity (MMBbl)	58.8	58.2	58.8	58.2
Liquids Utilization %	92.6%	95.8%	92.6%	95.8%
Bulk Transload Tonnage (MMtons)	25.2	24.9	48.9	47.3
Ethanol (MMBbl)	13.7	14.6	29.3	30.1

Trans Mountain (MMbbls - mainline throughput)	22.9	28.3	49.6	52.1
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP (beginning in 2011) pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes
(6)	Represents 100% production from the field
(7)	Represents KMP’s net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$353	$129
Other current assets	1,138	1,158
Property, plant and equipment, net	14,823	14,603
Investments	3,908	3,886
Goodwill, deferred charges and other assets	2,120	2,085
TOTAL ASSETS	$22,342	$21,861

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$991	$1,262
Other current liabilities	1,491	1,502
Long-term debt	10,416	10,277
Value of interest rate swaps	648	605
Other	1,092	922
Total liabilities	14,638	14,568

Partners’ capital
Accumulated other comprehensive loss	(97)	(186)
Other partners’ capital	7,713	7,397
Total KMP partners’ capital	7,616	7,211
Noncontrolling interests	88	82
Total partners’ capital	7,704	7,293
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$22,342	$21,861

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$11,054	$11,410

Segment earnings before DD&A and certain items	$3,572	$3,457
G&A	(382)	(375)
Income taxes	51	36
EBITDA(1) (2)	$3,241	$3,118

Debt to EBITDA	3.4	3.7
____________
(1)	EBITDA is last twelve months
(2)	EBITDA includes add back of KMP's share of REX, MEP, FEP, KinderHawk, and Cypress DD&A